UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-l2

Rocky Mountain Chocolate Factory, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 12, 2025

June 30, 2025

The 2025 Annual Meeting of Stockholders of Rocky Mountain Chocolate Factory, Inc. (the “Annual Meeting”) will be held on Tuesday, August 12, 2025 at 9:00 a.m. (Mountain Time) virtually by live webcast at https://meetnow.global/MP5GYPF for the following purposes:

1.	To elect five nominees named in this Proxy Statement as directors, each to hold office until the 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.	To ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2026;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record of Rocky Mountain Chocolate Factory, Inc.’s common stock at the close of business on June 27, 2025 are entitled to vote at the Annual Meeting and any postponements or adjournments of the Annual Meeting.

This year’s Annual Meeting will be a virtual meeting only, and stockholders will not have the option of attending in person. There is no physical location for the Annual Meeting. The stockholders attending the Annual Meeting virtually will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting https://meetnow.global/MP5GYPF and entering control number which can be found on your notice of the Annual Meeting, on your proxy card or on the instructions that accompanied your proxy materials. Stockholders attending the Annual Meeting are encouraged to pre-register at https://meetnow.global/MP5GYPF by 9:00 a.m. (Mountain Time), on Monday, August 11, 2025 and log into the live webcast platform beginning at 8:45 a.m. (Mountain Time) on the Annual Meeting date. We would appreciate your early registration so that the Annual Meeting may start promptly at 9:00 a.m. (Mountain Time) on the Annual Meeting date.

If you plan to participate in the Annual Meeting, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

By order of the Board of Directors

/s/ Mel Keating
Chair of the Board of Directors

June 30, 2025

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting: Our Annual Report on Form 10-K for the fiscal year ended February 28, 2025, Proxy Statement and Proxy Card are available at https://www.edocumentview.com/RMCF.

Your vote is important. Please vote as promptly as possible electronically via the phone or Internet or by completing, signing, dating and returning the proxy card or voting instruction card.

Proxy Statement

This Proxy Statement, with the enclosed proxy card, is being furnished to stockholders of Rocky Mountain Chocolate Factory, Inc. in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting and at any postponements or adjournments thereof. The Annual Meeting will be held entirely virtually by live webcast on Tuesday, August 12, 2025, at 9:00 a.m. (Mountain Time).

This Proxy Statement and the enclosed proxy card are first being furnished to our stockholders on or about June 30, 2025.

2025 PROXY STATEMENT SUMMARY

To assist you in reviewing this year’s proposals, we call your attention to the following proxy summary. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended February 28, 2025 in full carefully before voting.

2025 ANNUAL MEETING OF STOCKHOLDERS

Date:	August 12, 2025
Time:	9:00 a.m. (Mountain Time)
Location:

This year’s Annual Meeting will be held entirely virtually. Stockholders will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting https://meetnow.global/MP5GYPF.

Record Date:	June 27, 2025
Number of Shares of Common Stock Eligible to Vote as of the Record Date:	7,792,640

VOTING MATTERS

	Description of Proposal	Board Recommendation
Proposal 1	Elect five director nominees	☒ FOR EACH NOMINEE
Proposal 2	Ratify the appointment of CohnReznick LLP as our Independent Registered Public Accounting Firm for the 2026 Fiscal Year ending February 28, 2026	☒ FOR
Proposal 3	Approve, on an advisory basis, the compensation of our named executive officers	☒ FOR

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
265 Turner Drive
Durango, CO 81303

PROXY STATEMENT FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 12, 2025

This Proxy Statement, along with a proxy card,
is being made available to our stockholders beginning on or about June 30, 2025

GENERAL INFORMATION

We have made these proxy materials available to you in connection with the solicitation by the Board of Directors (the “Board” or the “Board of Directors”) of Rocky Mountain Chocolate Factory, Inc. of proxies to be voted at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Tuesday, August 12, 2025 at 9:00 a.m. (Mountain Time). References in this Proxy Statement to the “Company,” “we,” “our,” and “us” are to Rocky Mountain Chocolate Factory, Inc.

The Annual Meeting will be held entirely virtually via live webcast. You will be able to attend and participate in the Annual Meeting online by visiting https://meetnow.global/MP5GYPF, where you will be able listen to the Annual Meeting live, submit questions, and vote.

If you plan to attend the Annual Meeting online, you will need the 15-digit control number included on your proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 9:00 a.m. (Mountain Time). Online check-in will begin at 8:45 a.m. (Mountain Time) on the day of the Annual Meeting and you should allow ample time for the online check-in procedures.

Any change to the date or location of the meeting will be announced via press release, a copy of which will be available on EDGAR and on our website at https://ir.rmcf.com. Stockholders may provide their proxy by using the Internet, telephone or by completing, signing, dating and returning the proxy card or voting instruction card, each as explained below under the heading “Voting Methods.” As always, we encourage you to vote your shares prior to the Annual Meeting.

Stockholders Entitled to Vote

Holders of shares of our common stock, our only class of issued and outstanding voting securities, at the close of business on June 27, 2025 (the “Record Date”) are entitled to vote on the proposals presented at the Annual Meeting. As of the Record Date, 7,792,640 shares of our common stock were issued and outstanding. Each share is entitled to one vote on each matter properly brought to the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for a purpose germane to the Annual Meeting by contacting our Corporate Secretary, Carrie Cass, for a period of 10 days ending on the day before the date of the Annual Meeting.

Quorum

The presence, virtually or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, or 7,792,640 shares, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting virtually and you vote.

The Annual Meeting may be adjourned or postponed from time to time and at any reconvened meeting, action with respect to the matters specified in this Proxy Statement may be taken without further notice to stockholders except as required by applicable law or our charter documents.

Stockholders of Record

You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. As a stockholder of record, you have the right to grant your voting proxy directly to the proxy holders designated by the Company or to vote at the Annual Meeting. If you are a stockholder of record of your shares, and you do not vote by proxy card, by telephone, via the Internet or while virtually attending the Annual Meeting, your shares will not be voted at the Annual Meeting.

Shares Held in Street Name

You are deemed to beneficially own your shares in “street name” if your shares are held in an account at a brokerage firm, bank, broker, trust or other nominee, and that organization is considered the stockholder of record. If this is the case, you will receive a separate voting instruction form with this Proxy Statement from such organization. As the beneficial owner, you have the right to direct your bank, broker, trustee, or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting. If you hold your shares in street name and do not provide voting instructions to your broker, bank, trustee or nominee, your shares will not be voted on any proposals on which such party does not have discretionary authority to vote, which is referred to herein as a broker non-vote, as further described below under the heading “Broker Non-Votes.”

Please note that if your shares are held of record by a brokerage firm, bank, broker, trust or other nominee, you may not attend the Annual Meeting virtually nor vote your shares at the Annual Meeting unless you first obtain a proxy issued in your name from your brokerage firm, bank, broker, trust or other nominee reflecting the number of shares of the Company’s common stock you held as of the Record Date, your name and email address. You then must submit a request for registration to Computershare Trust Company, N.A.: (1) by email: Email an image of your legal proxy, or forward the email from your broker, bank or other nominee containing the legal proxy, to in each case legalproxy@computershare.com or (2) by mail: Computershare, Rocky Mountain Chocolate Factory Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001 no later than 5:00 p.m. Eastern Time on August 11, 2025.

Broker Non-Votes

Broker non-votes are shares held by brokers, banks, trustees or other nominees who are present virtually or represented by proxy, but which are not voted on a particular matter because the brokers, banks, trustees, or other nominees do not have discretionary authority with respect to that proposal and they have not received voting instructions from the beneficial owner. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. The routine matter to be considered at the Annual Meeting is the ratification of the appointment of the Company’s independent registered public accounting firm. The proposals for the (i) election of directors and (ii) advisory vote on our executive compensation (“say-on-pay”) are each considered to be non-routine matters. As a result, if you do not provide your brokerage firm, bank, broker, trust or other nominee with voting instructions on non-routine matters, your shares will not be voted on any non-routine proposal.

Voting Matters

Proposal	Votes Required	Treatment of Votes Withheld, Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 – Election of Five Director Nominees	Plurality of votes cast	Abstentions, votes withheld, and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 2 – Ratification of Appointment of CohnReznick LLP as our Independent Registered Public Accounting Firm for the 2026 Fiscal Year	Affirmative vote of a majority of the votes cast on the matter	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	Yes
Proposal 3 – Approval, on an advisory basis, of the compensation of our named executive officers	Affirmative vote of a majority of the votes cast on the matter	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No

In each case, your shares will be voted as you instruct. If you return a signed proxy card, but do not provide voting instructions, your shares will be voted FOR each of the director nominees and FOR Proposals 2 and 3.

We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted your proxy, the persons named in your proxy will have discretion to vote on those matters for you.

Voting Methods

You may vote during the Annual Meeting, or you may cast your vote in any of the following ways:

Mailing your signed proxy card or voting instruction card.	Using the Internet at https://www.investorvote.com/RMCF	Calling toll-free from the United States, U.S. territories and Canada to 1-800-652-VOTE (8683)

We encourage you to vote in advance by Internet, telephone, or mail so that your vote will be counted. If your shares are held in street name, please follow the separate voting instructions you receive from your broker, bank, trustee, or other nominee.

If you are a stockholder of record, you may revoke your proxy: (i) by written notice of revocation mailed to and received by the Corporate Secretary of the Company prior to the date of the Annual Meeting; (ii) by voting again via the Internet or by telephone at a later time; (iii) by executing and delivering to the Corporate Secretary of the Company a proxy dated as of a later date than a previously executed and delivered proxy; or (iv) by attending virtually the Annual Meeting and voting during the meeting. Attendance at the Annual Meeting will not, without further action, revoke a proxy.

If your shares are held by a broker, bank, trustee, or other nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee; or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares.

If you have any questions or need assistance voting your shares, please call:

Strategic Stockholder Advisor and Proxy Solicitation Agent

15 West 38th Street, Suite #747, New York, New York 10018

North American Toll-Free Phone:

1-844-404-1942

Email: info@campaign-mgmt.com

Call Collect Outside North America: +1 (212) 632-8422

We pay the costs of soliciting proxies. We have engaged Campaign Management, a proxy solicitation firm, who may solicit proxies on the Board’s behalf. We expect to pay Campaign Management a fee of approximately $11,000 in the aggregate, plus reasonable expenses incurred in the process of soliciting proxies. In addition, we have agreed to indemnify Campaign Management and certain related persons against certain liabilities arising out of or in connection with the engagement. Campaign Management may solicit proxies by mail, telephone, facsimile or email. Directors and employees may solicit proxies by mail, telephone, facsimile, or email, and will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board, which is currently comprised of five members. Our Board has affirmatively determined that three of our five directors, are independent within the meaning of the independent director requirements of The Nasdaq Stock Market LLC (“Nasdaq”). Upon the recommendation of our Nominating and Corporate Governance Committee, we are nominating each of Steven L. Craig, Jeffrey R. Geygan, Al Harper, Mel Keating and Brian Quinn for election as directors at the Annual Meeting. If elected, each shall hold office until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

The following table sets forth the names, ages as of June 1, 2025, and certain other information for the directors with terms expiring at the Annual Meeting (each of whom is also a nominee for election as a director at the Annual Meeting):

Director Nominees

				Committee Membership
Name	Age	Director Since	Principal Occupation	AC	CC	NCGC
Steven L. Craig	70	2023	Real Estate Developer
Jeffrey R. Geygan	63	2021	Interim Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc.
Al Harper	80	2025	Owner and President of American Heritage Railways, Inc.	M	C	M
Mel Keating	78	2025	Investment Advisor	C	M	M
Brian Quinn	56	2025	Chief Development Officer of Sonesta International Hotels	M	M	C
AC	Audit Committee
CC	Compensation Committee
NCGC	Nominating and Corporate Governance Committee
C	Chair of Committee
M	Committee Member

Steven L. Craig

Steven L. Craig has served as a member of the Board since December 2023. Mr. Craig is a seasoned business strategist with over 30 years of executive and board experience for both public and private companies, primarily in the real estate sector. For nearly four decades he has developed, owned and operated commercial real estate, primarily outdoor malls for retail shops and restaurants, throughout the United States. Mr. Craig started his career with Ginsburg Craig Associates, which in 1993 merged with Chelsea Property Group, to form Chelsea GCA Realty, Inc. (“Chelsea GCA”). He served as President/Chief Operating Officer and Director of Chelsea GCA from October 1993, when the company went public via an initial public offering on the New York Stock Exchange, until 1995. For the last two decades, Mr. Craig has successfully developed and operated over a dozen centers containing upscale retail shopping and dining destinations in nine U.S. states. Mr. Craig, a philanthropist, made a significant investment in aspiring entrepreneurial youth in his home state of Missouri with the endowment and founding of the Steven L. Craig School of Business at Missouri Western State University in 2009. The Craig School of Business’ Center for Franchise Development trains and develops students to become owners and operators of franchised businesses, including a number of alumni who currently operate 15 of our stores. Mr. Craig received his Bachelor of Science degree in Business Administration from the University of Southern California.

Skills and Qualifications: Mr. Craig brings valuable real estate development and corporate governance expertise to the Board.

Jeffrey R. Geygan

Jeffrey R. Geygan has served as a member of the Board since August 2021, as Chair of the Board from June 2022 to May 2024 and has served as Interim Chief Executive Officer (“CEO”) since May 2024. Mr. Geygan has served as a director of Climb Global Solutions, Inc. since February 2018, and as Chair of our Board (“Board Chair”) since May 2018. Mr. Geygan has served as the Chief Executive Officer and President of Global Value Investment Corp., an investment research and advisory services firm, since its founding in 2007. Mr. Geygan previously served as a Senior Portfolio Manager at UBS Financial Services and as a Senior Portfolio Manager of Salomon Smith Barney, Inc. Mr. Geygan has taught undergraduate and graduate-level courses at IE University in Madrid, Spain, the University of Wisconsin — Milwaukee Lubar School of Business, and the College of Charleston. He serves on the Advisory Board of the University of Wisconsin — Madison Department of Economics. Mr. Geygan received a Bachelor of Arts degree in Economics from the University of Wisconsin.

Skills and Qualifications: Mr. Geygan brings significant years of experience with public company business strategy, capital markets, finance and corporate governance to the Board.

Al Harper

Al Harper has served as a member of the Board since November 2024 and also serves on the Nominating and Corporate Governance, Audit, and Compensation Committees. Mr. Harper is the Owner and President of American Heritage Railways, Inc., which operates subsidiaries including the Durango & Silverton Narrow Gauge Railroad and the Great Smoky Mountains Railroad. He also serves as CEO of Rail Events, Inc., managing high-profile licensing agreements such as The Polar Express, and oversees American Heritage Railways Hotels and True West Rodeos. Previously, Mr. Harper served as Board Chair and CEO of Esslinger Wooten Maxwell, Inc. Realtors and as Board Chair and President of First Reserve Realty, Inc. He was also Board Chair of Recchi American, Inc., and a Board Member of the Florida East Coast Railroad. Earlier in his career, he served as Board Chair of First American Railways, Inc. and as President of Cheezem Development Corporation. Mr. Harper is a licensed real estate broker in Florida. He holds a Bachelor of Arts degree in Business and Sociology from Principia College and also completed postgraduate studies in Finance at the University of Missouri, St. Louis.

Skills and Qualifications: Mr. Harper brings years of executive management and business development experience to the Board.

Mel Keating

Mel Keating has served as a member of the Board since November 2024 and also serves as the Board Chair. He is a member of the Nominating and Corporate Governance, Audit, and Compensation Committees. Mr. Keating has been serving as a consultant, providing investment advice and other services to private equity firms and hedge funds since November 2008. He currently serves as a director of Agilysys, Inc., a leading technology company specializing in software solutions for the hospitality industry. Until late 2023, he served as a director of MagnaChip Semiconductor Corp. Previously, Mr. Keating served as President and Chief Executive Officer of Alliance Semiconductor Corp., where he successfully divided the company into three parts and sold each to different buyers. He also worked as a Strategy Consultant for Warburg Pincus Equity Partners. Over his career, Mr. Keating has served on the Boards of nearly 20 public companies, including SPS Commerce, Vitamin Shoppe, Tower Jazz Semiconductor Ltd., Red Lion Hotels, and Crown Crafts Inc. Mr. Keating holds a B.A. in Art History from Rutgers University, where he was a Henry Rutgers scholar, and both an M.S. in Accounting and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania, where he was a Shell Oil and Benjamin Franklin fellow.

Skills and Qualifications: Mr. Keating possesses years of public company board and corporate governance, finance, and capital markets experience to the Board in addition to prior public company Chief Executive Officer experience.

Brian Quinn

Brian Quinn has served as a member of the Board since March 2025 and also serves on the Nominating and Corporate Governance, Audit, and Compensation Committees. Mr. Quinn has served as the Chief Development Officer of Sonesta International Hotels since 2021, leading strategic growth initiatives, including the company’s expansion from fewer than 100 to over 1,000 locations, and the acquisition of Red Lion Hotel Corporation. Previously, Mr. Quinn held senior leadership roles at Choice Hotels International, Red Lion Hotels, and InterContinental Hotels Group, specializing in franchise development, brand strategy, and operational transformation. Mr. Quinn also serves on the Boards of the American Hotel & Lodging Foundation and Penn State University’s Hospitality Program. Mr. Quinn holds a Bachelor of Business Administration degree from the University of South Florida and a Master of Business Administration from Saint Leo University.

Skills and Qualifications: Mr. Quinn brings substantial experience in franchising and business management to the Board.

Executive Officers

The following table sets forth certain information about our executive officers and their respective ages as of May 30, 2025. Officers are elected by the Board to hold office until their successors are elected and qualified.

Name	Age	Position
Jeffrey R. Geygan	63	Interim Chief Executive Officer
Carrie Cass	60	Chief Financial Officer
Ryan McGrath*	51	Senior Vice President – Operations

* Mr. McGrath will be departing from the Company on July 3, 2025.

For the biography of Mr. Geygan, please see “Board of Directors, Executive Officers and Corporate Governance—Director Nominees.”

Carrie Cass

Carrie Cass joined the Company in August 2024. Previously, she served as Chief Executive Officer of a multimedia agency where she oversaw all aspects of the business’ goals, growth, and profitability. Prior to that, Ms. Cass was the Chief Financial Officer of an aerospace research and development company after leaving public accounting. She earned her Bachelor of Science in Business Administration and Accounting from California State University, Northridge and is a certified public accountant.

Ryan McGrath

Ryan McGrath has served as our Senior Vice President – Operations since March 2025. He previously served as our Senior Vice President – Information Technology beginning May 2024 and served as VP— Information Technology beginning August 2017. Since joining the Company in 2009, Mr. McGrath has served in various positions including Systems Analyst and Director of IT. Prior to joining the Company, Mr. McGrath held various operating and information technology roles, including work for Sports Express, a travel logistics company, where he focused on software, database and application development. He received a Bachelor of Science degree in Computer Science and Engineering from the University of Colorado-Denver.

Director Independence

Our common stock is listed on The Nasdaq Global Select Market. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members and Compensation Committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of our Audit Committee, our Board, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the Board must affirmatively determine that the member of the Compensation Committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of Messrs. Harper, Keating and Quinn, representing three of five current directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the rules of Nasdaq. Our Board also determined that Mr. Keating (committee chairperson), Mr. Harper and Mr. Quinn, who currently comprise our Audit Committee, satisfy the independence standards for Audit Committee members established by applicable Securities and Exchange Commission (“SEC”) rules and the listing standards of Nasdaq. Furthermore, Mr. Harper (committee chairperson), Mr. Keating and Mr. Quinn, who currently comprise our Compensation Committee, satisfy the independence standards for Compensation Committee members established by applicable SEC rules and the listing standards of Nasdaq.

In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.”

There are no family relationships among any of our directors or executive officers.

Board Leadership Structure and Role of the Board of Directors in Risk Oversight

The Board believes it is appropriate to separate the roles of Chief Executive Officer and Board Chair as a result of the demands of and differences between each role. The Board does not have a formal policy regarding separation of the roles of Chief Executive Officer and the Board Chair. The Board has determined that an independent director serving as Board Chair is in the best interests of our stockholders. This structure ensures a greater role of independent directors in the active oversight of our business, including strategy and risk management, and in setting agendas and establishing Board priorities and procedures. This structure also allows our Chief Executive Officer to focus to a greater extent on the management of our day-to-day operations. The Board believes this split structure recognizes the time, effort, and energy the Chief Executive Officer is required to devote to the position as well as the benefits of having an independent director with extensive strategic, operational and leadership expertise serve as the Board Chair.

The duties and responsibilities of our Board Chair include: (i) chairing Board meetings, including presiding over all executive sessions of the Board (without management present) at regularly scheduled Board meeting; (ii) consulting with the Chief Executive Officer on such other matters as are pertinent to the Board and the Company; (iii) working with management to determine the information and materials provided to Board members; (iv) creating Board meeting schedules, agenda and other information provided to the Board; (v) the authority to call meetings of the independent directors; (vi) serving as principal liaison between the independent directors and the Chief Executive Officer and senior management; and (vii) being available for direct communication and consultation with stockholders upon request. The Chief Executive Officer is responsible for setting the strategic direction for the Company, with guidance from the Board and for the day-to-day leadership and performance of the Company.

Another key component of our leadership structure is our strong governance practices designed to ensure that the Board effectively carries out its responsibility for the oversight of management. All of our directors, except Mr. Geygan and Mr. Craig, are independent, and Board committees are comprised entirely of independent directors. In addition, the Board or any of its committee thereof may retain, on such terms as determined by the Board or such committee, as applicable, in its sole discretion, independent legal, financial and other consultants and advisors to assist the Board or committee, as applicable, in discharging its oversight responsibilities.

The Board believes that overseeing how management manages the various risks the Company faces is one of its most important responsibilities to the Company’s stockholders. The Board believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is the responsibility of the full Board. In carrying out this critical duty, the Board meets regularly with key members of management holding primary responsibility for management of risk in their respective areas.

The Audit Committee is responsible for overseeing our financial reporting processes and systems of internal controls regarding finance and accounting and certain other risk management functions as are delegated to the Audit Committee by the Board. The Audit Committee provides a forum for communication among the Board, the independent auditors and our financial and senior management to facilitate open dialogue and promote effective risk management within our Company. In addition, the Audit Committee oversees our whistleblower/complaint procedures for accounting and auditing matters, which procedures provide that complaints or reports of suspected fraud, deficiencies or noncompliance relating to any accounting, internal controls or auditing matters should be promptly reported on an anonymous basis in writing to the chair of our Audit Committee. Similarly, under our Code of Ethics for Senior Financial Officers, persons who become aware of suspected violations of the Code of Ethics for Senior Financial Officers are encouraged to report such suspected violations promptly to the chair of the Audit Committee. Under these policies, the Audit Committee monitors, investigates and makes determinations and recommendations for action to the Board as a whole with respect to suspected violations. Additionally, the Audit Committee has certain oversight functions, including discussing with management the Company’s major financial risk exposures and steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

The Compensation Committee oversees risks relating to our compensation plans and programs. The Compensation Committee has reviewed and considered our compensation policies and programs in light of the Board’s risk assessment and management responsibilities and will do so in the future on an annual basis or more frequently if required. The Compensation Committee believes that the Company has no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on the Company.

The Nominating and Corporate Governance Committee is responsible for, among other things, (i) assisting the Board in identifying individuals qualified to become members of the Board and (ii) approving and recommending qualified director candidates to the Board.

The Board and its committees encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its planning process. The Board and management regularly review best practices in corporate governance and are committed to a structure that fosters principled actions, informed and effective decision-making, and appropriate monitoring of compliance and performance.

The Company is committed to fostering an effective risk management environment to serve the interests of the Company, its customers, and its stockholders. The Board has adopted the Code of Conduct and Code of Ethics for Senior Financial Officers to make clear its expectation for the conduct of our directors, officers and employees.

Board and Committees

During fiscal year 2025, the Board met 20 times. Each director attended at least 75% of the total Board meetings and meetings of committees on which he or she served. Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting, we strongly encourage all directors to attend. All of our directors attended our 2024 Annual Meeting of Stockholders.

The Board has determined that, with the exception of Mr. Geygan and Mr. Craig, none of our directors have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” in accordance with applicable rules and regulations of the SEC and Nasdaq. Mr. Geygan is not considered independent by virtue of his position as our Interim Chief Executive Officer. Mr. Craig is not considered independent by virtue of the Debt Transaction (as defined and described further below). In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

The Board believes its members collectively have diversified experiences, qualifications, attributes, perspectives and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to their Board and committee duties, a commitment to representing the best interests of the Company and our stockholders and a dedication to enhancing stockholder value.

There are no legal proceedings to which any of our directors is a party adverse to us or our subsidiary or in which any such person has a material interest adverse to us or our subsidiary.

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (each, a “Committee” and collectively, the “Committees”). Each Committee operates under a Charter that was approved by the Board and is available under the “Governance” tab on our website at https://ir.rmcf.com/corporate-governance.

Audit Committee

Our Audit Committee consists of Messrs. Keating, Harper and Quinn and is chaired by Mr. Keating. The primary purpose of our Audit Committee is to assist the Board in the oversight of our accounting and financial reporting processes, the audit and integrity of our financial statements, and the qualifications and independence of our independent auditor, and to prepare any reports required of the Audit Committee under the rules of the SEC. The Audit Committee is responsible for, among other things:

●	monitoring the Company’s accounting and financial reporting processes, system of internal controls regarding finance and accounting and the audits of the Company’s financial statements;

●	oversight of the Company’s financial statements and the independent audit thereof;

●	selecting, evaluating and, where deemed appropriate, replacing the independent auditors;

●	monitoring the independence, qualifications and performance of the Company’s independent auditor;

●	monitoring the risk management policies and procedures of the Company; and

●	monitoring the Company’s compliance with legal and regulatory requirements.

Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee. The Board has determined that all members of the Audit Committee are deemed “independent” and financially literate under the applicable rules and regulations of the SEC and Nasdaq, and that Mel Keating each qualify as an “audit committee financial expert” within the meaning of SEC regulations. In fiscal year 2025, the Audit Committee met four times.

Compensation Committee

Our Compensation Committee consists of Messrs. Keating, Harper and Quinn and is chaired by Mr. Harper. The responsibilities of our Compensation Committee include, among other things:

●	ensuring that the Company has a performance-based compensation structure that is designed to attract and retain the necessary talent to achieve the Company’s business goals;

●

overseeing and discharging the responsibilities of the Board relating to the compensation of the Company’s executive officers and non-employee directors, including approving the compensation of the (a) Chief Executive Officer, (b) non-employee directors, and (c) the Company’s executive officers, as recommended by the Chief Executive Officer, subject to the authority of the Compensation Committee; and

●	overseeing the Company’s overall employee benefit plans, including its incentive compensation, equity compensation plans and other benefits programs.

The Compensation Committee has full authority delegated to it by the Board to determine compensation for our executive officers and non-employee directors. The Compensation Committee determines compensation for our executive officers based on recommendations from our Chief Executive Officer. The Chief Executive Officer is not present during voting or deliberation on his own compensation. The Compensation Committee relies on its judgment when making compensation decisions after reviewing our performance and evaluating each executive’s performance, leadership ability and responsibilities, current compensation arrangements, and other factors.

The Compensation Committee has the authority to use compensation consultants in connection with performance of its duties, and recently engaged an external consultant in the development of our current compensation philosophy, including with respect to the compensation of our new Chief Executive Officer and Chief Financial Officer. The Compensation Committee also oversees the administration of the Company’s equity-based compensation plans.

The Board has determined that all members of the Compensation Committee are deemed “independent” under the applicable rules and regulations of the SEC and Nasdaq. In fiscal year 2025, the Compensation Committee met three times.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Keating, Harper and Quinn, and is chaired by Mr. Quinn. The responsibilities of the Nominating and Corporate Governance Committee include, among other things:

●	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

●	selecting and recommending that the full Board select the director nominees for the next annual meeting of stockholders;

●	establishing procedures for the identification and evaluation of director candidates, including any candidates recommended by stockholders;

●

selecting and approving all nominees for Board membership, whether for the slate of director nominees to be presented for stockholder approval at the Company’s annual meeting of stockholders or any director nominees to be appointed by the Board to fill any interim director vacancy or newly created directorship;

●	identifying and recommending to the Board individuals qualified to become Chief Executive Officer, consistent with criteria approved by the Board;

●	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company;

●	making recommendations to the Board regarding governance matters;

●	overseeing the orientation and facilitating the continuing education of directors; and

●	overseeing the evaluation of the Board and management.

The Board has determined that all members of the Nominating and Corporate Governance Committee are deemed “independent” under the applicable rules and regulations of Nasdaq. In fiscal year 2025, the Nominating and Corporate Governance Committee met three times.

Executive Sessions

Executive sessions of our independent directors are held at each regularly scheduled meeting of the Board and at other times as deemed necessary. The Board’s policy is to hold executive sessions without the presence of management.

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee has ever been an executive officer or employee of ours, as disclosed in this Proxy Statement. None of our officers currently serves, or has served during the last completed year, on the Board, Compensation Committee or other committee serving an equivalent function, of any other entity that has one or more officers serving as a member of the Board or Compensation Committee, except for Mr. Geygan our current Interim Chief Executive Officer and current director, who served on the Compensation Committee before his appointment to the role of Interim Chief Executive Officer in May 2024.

Considerations in Evaluating Director Nominees

The Nominating and Corporate Governance Committee has identified certain criteria that it will consider in identifying director nominees. Important general criteria and considerations for Board membership include:

General Criteria

●	Ability to contribute to the Board’s range of talent, skill and experience to provide sound and prudent guidance with respect to our business strategy and operations, including, but not limited to:

●	Experience in the retail, food and beverage, and franchising industries.

●	Financial statement and analysis expertise.

●	Knowledge about our business, peer group or industry, and

●	Experience in corporate leadership roles.

●	Personal integrity and ethical character, commitment and independence of thought and judgment.

●	Capability to fairly and equally represent our stockholders.

●

Confidence and willingness to express ideas and engage in constructive discussion with other Board members and management, to actively participate in the Board’s decision-making process and make difficult decisions in our best interest.

●	Willingness and ability to devote significant time, energy and attention to the affairs of the Company and the Board.

The Nominating and Corporate Governance Committee also considers, on an ongoing basis, the background, experience and skills of the incumbent directors that are important to our current and future business needs and evaluates the experience and skills that would be valuable in new Board members.

Director Skill Set Considerations

The purposes of the Nominating and Corporate Governance Committee include (i) assisting the Board in identifying individuals qualified to become members of the Board; and (ii) approving and recommending qualified director candidates to the Board.

The Nominating and Corporate Governance Committee considers director candidates recommended by stockholders when such recommendation is made in writing (i) delivered pursuant to our Policy on Shareholder Communications with the Board, and (ii) received by us within the time period specified in our Bylaws and as set forth in “Other Matters — Deadlines for Submitting Stockholder Proposals and Director Nominations” below.

In determining whether an individual is qualified to serve on the Board, whether recommended by the Nominating and Corporate Governance Committee or by stockholders, the Nominating and Corporate Governance Committee considers relevant factors, including, but not limited to, an individual’s independence, knowledge, skill, training, experience and willingness to serve on the Board. Any stockholder wishing to recommend a candidate for consideration by the Company may do so by submitting a written recommendation to the Nominating and Corporate Governance Committee in accordance with the procedures set forth under “Other Matters — Deadlines for Submitting Stockholder Proposals and Director Nominations.”

In identifying potential candidates for the Board, the Nominating and Corporate Governance Committee generally relies on a variety of resources to identify potential candidates, which, among other things and depending on the circumstances, may include its and the Board’s network of contacts, corporate search resources, and independent third-party professional search firms. By utilizing a broad variety of resources as deemed appropriate by the Nominating and Corporate Governance Committee in light of the then-current mix of Board attributes and any previously identified potential candidates, the Nominating and Corporate Governance Committee believes it will be able to identify, evaluate and consider a diverse range of qualified candidates, including candidates that increase the intellectual and professional diversity of the Board.

There are no family relationships between any of our officers and directors.

Stockholder Recommendations for Nominations to the Board of Directors

Stockholders may propose director candidates for general consideration by the Nominating and Corporate Governance Committee by submitting to the Corporate Secretary of the Company, in proper written form, the individual’s name, qualifications, and the other information required by our bylaws for stockholder nominations of directors sought to be presented directly at a meeting of stockholders. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Communications with the Board of Directors

The Board has adopted a Policy on Stockholder Communications with the Board in order to facilitate stockholder communications. Under the Policy on Stockholder Communications with the Board, stockholders are encouraged to contact the Board or any individual director or group of directors in writing by sending communications to Rocky Mountain Chocolate Factory, Inc., 265 Turner Drive, Durango, Colorado 81303. Stockholders wishing to formally communicate with the Board, any Board committee, the independent directors as a group or any individual director must send communications directly to the Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

A copy of the Policy on Stockholder Communications with the Board is available on our websites at https://ir.rmcf.com/corporate-governance/governance-documents.

Insider Trading Policy and Prohibition on Hedging and Pledging of Securities

Under the terms of our Insider Trading Policy (the “Insider Trading Policy”), our executive officers and directors are prohibited from: trading in call or put options involving our securities and other derivative securities; engaging in short sales of our securities; holding our securities in margin status in an investment account; all forms of hedging or monetizing our transactions, such as zero-cost collars and forward sale contracts; and pledging company securities to secure margin or other loans. The text of the Insider Trading Policy is available under the “Governance” tab on the “Investors” section of our website at https://ir.rmcf.com/corporate-governance/governance-documents. We will not engage in transactions in our securities, except in compliance with applicable securities laws.

Code of Ethics for Senior Financial Officers and Code of Conduct

We have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer (“PEO”), principal financial officer, principal accounting officer or controller, or persons performing similar functions. In addition, in accordance with the applicable rules of Nasdaq, we have adopted a Code of Conduct applicable to all our officers, directors and employees. The text of each of the Code of Ethics for Senior Financial Officers and the Code of Conduct (together, the “Codes”) is available on our website at https://ir.rmcf.com/corporate-governance/governance-documents. If we waive, or implicitly waive, any material provision of either of the Codes, or substantively amend either of the Codes, we will disclose that fact on our website within four business days.

Proxy Access Bylaw

In an effort to improve our corporate governance practices and in response to requests from our stockholders, the Board has implemented proxy access with the following parameters:

Ownership Threshold:	3% of outstanding shares of our common stock
Nominating Group Size:	Up to 20 stockholders may combine to reach the 3% ownership threshold
Holding Period:	Continuously for three years
Number of Nominee:	The greater of one nominee or 25% of the Board

We believe these proxy access parameters reflect a well-designed and balanced approach to proxy access that mitigates the risk of abuse and protects the interests of all of our stockholders. Stockholders who wish to nominate directors for inclusion in our proxy statement in accordance with proxy access must follow the procedures in Section 2.13 of our Bylaws.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Non-employee directors are generally compensated with a combination of cash retainers for service on the Board and Board Committees, as well as an annual equity award.

Cash Retainer

Each non-employee director is paid a cash retainer of $8,000 quarterly with the Chair of the Board receiving an additional quarterly retainer of $5,000. The Chair of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each paid an additional quarterly retainer of $2,500.

Equity Awards

Each non-employee director receives $40,000 of restricted stock units annually on November 30, based on the 10-day volume weighted average price of the Company’s common stock as reported on the Nasdaq Global Market as of the day prior to the grant date. The restricted stock units vest as to 25% of the shares on the grant date, with the remainder vesting in equal quarterly installments over the subsequent 12 months.

Director Share Ownership Guidelines

The Board has adopted a Director Stock Ownership Policy under which non-employee directors are required to hold shares with a value equal to three times such director’s annual cash retainer for Board service (not including any retainers for service on Board committees). Directors have until the fifth anniversary of the later of (i) date of appointment or (ii) the date of adoption of the policy to meet the ownership requirements.

Director Compensation

The following table summarizes the total compensation earned by each of our non-employee directors who served during fiscal year 2025.

Name of Non-Employee Director	Fee Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jeffrey R. Geygan(2)	17,500	29,372	46,872
Steven L. Craig	34,500	71,793	106,292
Al Harper	24,352	41,064	65,416
Mel Keating	46,852	41,064	87,916
Brian Quinn	15,200	14,086	29,286
Charles Arnold(3)	18,261	7,681	25,942
Starlette B. Johnson(4)	30,565	19,092	49,657
Mark Riegel(5)	33,500	41,573	75,073
Brett Seabert(6)	12,500	-	12,500

(1)	This amount reflects the aggregate grant date fair value of restricted stock awards computed in accordance with FASB accounting standards codification (“ASC Topic 718”).
(2)	Mr. Geygan was appointed as our Interim Chief Executive Officer in May 2024 and did not earn any non-employee director compensation following this appointment.
(3)	Mr. Arnold departed from the Board on November 26, 2024.
(4)	Ms. Johnson departed from the Board on November 26, 2024.
(5)	Mr. Riegel departed from the Board on November 6, 2024.
(6)	Mr. Seabert departed from the Board on June 6, 2024.

EXECUTIVE COMPENSATION

Our Compensation Committee is focused on designing a compensation program that attracts, retains, and incentivizes talented executives, motivates them to achieve our key financial, operational, and strategic goals, and rewards them for superior performance. It is also focused on ensuring that our compensation program aligns our executive officers’ interests with those of our stockholders by rewarding their achievement of specific corporate and individual performance goals.

The Company is and has in the past solicited input from stockholders regarding the executive compensation incentive plans used to motivate, retain, and reward our Chief Executive Officer and named executive officers (each a “NEO”). Those incentive plans, including the Annual Incentive Performance Plan, Long-Term Incentive Performance Plan (“LTIP”), and Restricted Stock Plan make up a majority of the pay that the Company provides our executives. The Company has made a number of changes to executive compensation programs and practices, with the intent of continuing to align incentive compensation with stockholder interests and peer public companies.

We believe that our executive compensation programs are structured in the best manner possible to support our Company and business objectives, in addition to supporting and improving upon our traditions and culture that are rooted in nearly 45 years of Company history.

●

Our compensation programs are substantially tied into our key business objectives and the short- and long-term success of our stockholders. If the value we deliver to our stockholders declines, so does the compensation we deliver to our executives.

●	We maintain a high standard of corporate governance over our executive pay programs, regularly reviewing and adjusting to ensure the interests of management and stockholders remain closely aligned.

●

We monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we remain competitive through our compensation programs, without paying more than is appropriate in comparison to our peer companies. In addition, our Compensation Committee, Board Chair, Chief Executive Officer, and Human Resources Manager engage in an ongoing talent review process to address succession and executive development for our Chief Executive Officer, Chief Financial Officer and other key executives.

As we look forward through fiscal year 2026 and beyond, the Company is focused on delivering high quality confectionary products to our franchise customers and the chocolate-consuming public. With our new executive leadership team, the Company will drive cultural and organizational changes designed to create an energized and engaged workforce. Our executives are incentivized to increase total franchise store count, store level profitability, and Company revenue growth, while managing expenses to achieve a targeted annual level of EBITDA. The Compensation Committee believes if these goals are achieved it will result in increased Company profitability and ultimately generate strong total stockholder return (“TSR”).

The Company desires to engage with stockholders and seek input as to the effectiveness of its compensation policies. As a result, we routinely reach out to stockholders to seek input and understanding of best practices for executive compensation. Our outreach efforts in the prior year resulted in increased our advisory vote for the Company’s executive compensation. The Company intends to continue this policy of stockholder engagement.

Key Highlights of our Executive Compensation Plan

●

Use of non-discretionary incentive awards – We developed a framework that utilizes a formulaic approach to incentives for fiscal year 2024 and continued its use in fiscal year 2025, and we will continue its use in fiscal year 2026.

●	Use of performance-based short-term incentives – We use annual cash incentives based on the achievement of pre-established performance metrics for all named executive officers.

●	Majority of Fiscal Year 2025 LTIP is performance-based – 60% of the annual LTIP award for our named executive officers is performance based and subject to a 3-year performance period.

●

Executive and Director stock ownership guidelines – Our executives and directors are subject to stock ownership guidelines to be achieved over a five-year period from the date of initial hire or appointment to the board at the following levels:

Chief Executive Officer	3x base salary
Other Named Executive Officers	1x base salary
Directors	3x annual cash retainer

The following principles guide the Compensation Committee’s goal of ensuring competitive pay with a direct link to performance:

●	A significant portion of pay is performance based

●	Compensation includes incentive-based pay to drive performance including both short- and long-term incentives

●	Compensation includes an opportunity for and a requirement of equity ownership to align the interests of executive officers with those of stockholders

●	Components of compensation are tied to business performance measured against metrics that directly reflect performance

●	Compensation programs are generally aligned with market practices

●	Compensation programs are designed to retain and motivate talent

●	A majority of compensation supports the alignment of the Chief Executive Officer and the management team with the interests of our stockholders

●

Compensation policies create strong incentives for the Chief Executive Officer and the management team to achieve the annual business plan targets established by the Board, and to achieve the Company’s long-term strategic objectives

Compensation Program Best Practices

We maintain the following:

●	A clawback policy

●	Prohibitions on hedging, pledging and short sales of Company equity securities

●	Equity-based long-term compensation

●	“Double trigger” change in control provisions

●	Stock ownership guidelines for executives and directors

●	Company and senior leadership performance metrics that aim for long term value creation

We are committed to refraining from:

●	Single trigger cash severance benefits upon a change in control

●	Excise tax gross-up payments for executives

●	Excessive benefits or perquisites

●	Re-pricing or backdating of options without stockholder approval

●	Guaranteed salary increases and bonuses

●	Evergreen or reload stock issuance features.

We are committed to continuous improvement of our executive compensation program in a manner that deepens alignment with, and promotes the long-term interests of, our stockholders. For fiscal year 2025, the Committee established the executive compensation program with the intention that there be a direct correlation between the Company’s achievement of short- and long-term strategic initiatives and key performance indicators to ultimately deliver stockholder value. The Company’s incentive plans are designed to encourage senior leadership to achieve the business goals contained in the at-risk components of their respective compensation programs with a focus on long term value creation. By having more market-based and achievement-based total compensation, we seek to motivate the best management talent in pursuit of achievement of the Company’s business and financial goals and the creation of stockholder value.

In August 2024, our stockholders approved the Company’s 2024 Omnibus Incentive Compensation Plan, which replaced the Company’s 2007 Equity Incentive Plan.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each named executive officer for fiscal year 2025 and fiscal year 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jeffrey R. Geygan Interim Chief Executive Officer	2025	303,000	-	360,766	-	-	-	663,766
	2024	-	-	-	-	-	-	-
Carrie Cass Chief Financial Officer	2025	115,385	-	106,400	-	-	-	221,785
	2024	-	-	-	-	-	-	-
Ryan McGrath Sr. Vice President – Operations	2025	166,345	-	-	-	-	-	166,345
	2024	163,419	-	14,910	-	-	-	178,329
Starlette B. Johnson(3) Former Interim Chief Executive Officer	2025	99,000	-	34,380	-	-	-	133,380
	2024	-	-	-	-	-	-	-
Allen Arroyo(4) Sr. Vice President - Information Technology	2025	89,531	-	-	-	-	-	89,531
	2024	284,808	-	-	-	50,000(5)	-	334,808

(1)	This amount reflects the aggregate grant date fair value of restricted stock awards computed in accordance with ASC Topic 718.
(2)	This amount reflects the aggregate grant date fair value of stock options computed in accordance with ASC Topic 718.
(3)	Ms. Johnson resigned as Interim Chief Executive Officer on May 13, 2024.
(4)	Mr. Arroyo resigned as Chief Financial Officer, effective May 17, 2024.
(5)	This amount represents performance cash bonuses earned in fiscal year 2023 and paid in April 2023.

Narrative Discussion of Summary Compensation Table

Salary, Bonus and Stock Awards

Base salary and cash bonuses for our named executive officers are reviewed on an annual basis by the Compensation Committee in conjunction with performance and upon the recommendations of our Chief Executive Officer. Our Chief Executive Officer is not present during voting or deliberation on his own compensation. Base salary adjustments and cash bonuses are awarded on a discretionary basis based on the Company’s overall performance and a review of each named executive officer’s performance. For fiscal year 2025, our Interim Chief Executive Officer did not receive a discretionary performance bonus. The Compensation Committee did not award any base salary adjustments for the named executive officers for fiscal year 2025.

Benefits

Our named executive officers generally receive health and welfare benefits under the same programs and subject to the same terms and conditions as our other salaried employees. Other elements of compensation for our named executive officers are participation in Company-wide life insurance, long-term disability insurance, medical benefits and the ability to defer compensation pursuant to a 401(k) plan. Our named executive officers also receive matching contributions from the Company under our 401(k) plan at a rate of 25% up to 6% of annual compensation (subject to certain limitations), which is the same benefit available to all salaried employees.

Employment Agreements

We have entered into employment agreements and/or offer letters with each of our named executive officers. The material terms of such agreements are as follows:

Letter Agreement with Jeffrey R. Geygan

In connection with Mr. Geygan’s appointment as the Company’s Interim Chief Executive Officer in May 2024, the Company and Mr. Geygan entered into an offer letter that provides for a compensation package that includes the following key elements:

●	annual base salary of $390,000;

●	performance-based annual cash bonus up to 75% of annual base salary, prorated based on the number of days during the fiscal year for which Mr. Geygan served as Interim Chief Executive Officer; and

●	restricted stock unit awards.

In setting Mr. Geygan’s initial annual base salary, the Compensation Committee reviewed data provided by its compensation consultant, Compensation Advisory Partners, and considered the 50th percentile for annual base salary at peer companies based on this data and determined to set Mr. Geygan’s salary at a level that was consistent with the selected peer group total cash compensation. The committee considered Mr. Geygan’s appointment as Interim Chief Executive Officer and the circumstance under which he agreed to serve in this capacity when developing his compensation plan.

The committee awarded Mr. Geygan restricted stock units with a grant date fair value of $390,000 that will vest monthly over 36 months subject to Mr. Geygan’s continued service as the Interim Chief Executive Officer and subject to the terms of the Company’s 2007 Equity Incentive Plan. In structuring Mr. Geygan’s compensation package, the Compensation Committee employed practices that reflect the Company’s commitment to good compensation governance.

Letter Agreement with Carrie Cass

In connection with Ms. Cass’s appointment as the Company’s Chief Financial Officer in August 2024, the Company and Ms. Cass entered into an offer letter that provides for a compensation package that includes the following key elements:

●	annual base salary of $200,000;

●	performance-based annual cash bonus up to 50% of annual base salary, prorated based on the number of days during the fiscal year for which Ms. Cass served as the Chief Financial Officer; and

●	restricted stock unit awards with a grant date value of approximately $140,000.

The committee awarded Ms. Cass restricted stock units with a grant date fair value of $140,000. 60% of Ms. Cass’s grant of restricted stock unit grant is subject to performance-based vesting requirements and 40% of Ms. Cass’s restricted stock grant is subject to time-based vesting requirements subject to Mr. Cass’s continued service as the Chief Financial Officer and subject to the terms of the Company’s 2024 Equity Incentive Plan. In structuring Ms. Cass’s compensation package, the Compensation Committee employed practices that reflect the Company’s commitment to good compensation governance.

If Ms. Cass is terminated without “cause” (other than as a result of death or disability) or if Ms. Cass terminates her employment for “good reason” (as such terms are defined in Ms. Cass’s employment agreement), then Ms. Cass will receive the following benefits if she timely signs and does not revoke a release of claims in our favor:

●	cash amount equal to six months of Ms. Cass’s annual base salary as in effect immediately prior to such termination;

●

cash amount equal to a pro-rated portion of her annual bonus for the fiscal year that includes the date of termination based on actual achievement of the Company’s performance goals for that fiscal year; and

●	payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), for up to nine months.

Letter Agreement with Ryan McGrath

In connection with Mr. McGrath’s appointment as the Company’s Senior Vice President – Operations in March 2025, the Company and Mr. McGrath entered into an offer letter that provides for a compensation package that includes the following key elements:

●	annual base salary of $190,000;

●	performance-based annual cash bonus up to 40% of annual base salary; and

●	restricted stock unit awards valued at approximately $95,000.

If Mr. McGrath is terminated without “cause” (other than as a result of death or disability) or if Mr. McGrath terminates his employment for “good reason” (as such terms are defined in Mr. McGrath’s employment agreement), then Mr. McGrath will receive the following benefits if he timely signs and does not revoke a release of claims in our favor:

●	cash amount equal to six months of Mr. McGrath’s annual base salary as in effect immediately prior to such termination;

●

cash amount equal to a pro-rated portion of his annual bonus for the fiscal year that includes the date of termination based on actual achievement of the Company’s performance goals for that fiscal year; and

●	payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), for up to six months.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our Company.

Potential Payments upon Termination or Change of Control

We have arrangements with certain of our named executive officers providing for post-employment payments under certain conditions, as described above and in “Letter Agreement with Carrie Cass” and “Letter Agreement with Ryan McGrath.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning unexercised stock options and stock awards that had not vested for each of the named executive officers as of February 28, 2025:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Un-exercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Jeffrey R. Geygan	5/16/2024	-	-	-	-	80,919	260,559
Carrie Cass	8/5/2024	-	-	-	-	60,667	92,214
Ryan McGrath	-	-	-	-	-	-	-
Starlette B. Johnson	-	-	-	-	-	-	-
Allen Arroyo	-	-	-	-	-	-	-

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing information about the relationship between executive compensation actually paid to our principal executive officers and the other named executive officers (as calculated in accordance with Item 402(v) of Regulation S-K).

Value of
									Average		Initial
	Summary								Summary	Average	Fixed $100
	Compensation	Summary	Summary	Summary					Compensation	Compensation	Investment
	Table	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	Table	Actually	Based on
	Total	Table	Table	Table	Actually	Actually	Actually	Actually	Total for	Paid to	Total
	for	Total for	Total for	Total for	Paid to	Paid to	Paid to	Paid to	Non-PEO	Non-PEO	Shareholder	Net Loss	Earnings
Year	PEO 1(1) (2)	PEO 2(1) (3)	PEO 3(1)	PEO 4(1)	PEO 1(2)(5)(8)	PEO 2(3)(6)(7) (8)	PEO 3(6)(7)(8)	PEO 4(6)(7)(8)	NEOs(4)	NEOs(4)(9)	Return(10)	(thousands)(11)	Per Share
2025	-	-	$526,572	$648,766	-	-	$(271,839)	$483,725	$159,757	$65,045	$20.25	$(6,122.00)	$(0.86)
2024	-	$552,115	$0	-	-	$552,115	$417,729	-	$158,734	$143,545	$51.59	$(4,661.19)	$(0.66)
2023	$1,497,258	$820,844	-	-	$1,497,258	$872,311	-	-	$872,594	$727,885	$63.82	$(5,680.78)	$(0.91)

(1)

PEO 1: Bryan Merryman served as the Chief Executive Officer in fiscal year 2022 and fiscal year 2023 (until May 8, 2022). PEO 2: Robert Sarlls was the Chief Executive Officer in fiscal year 2023, effective as of effective as of May 9, 2022, until January 27, 2024). PEO 3: Starlette Johnson was the PEO in fiscal year 2024 and 2025 serving from January 27, 2024 to May 13, 2024. PEO 4: Jeffrey Geygan served as the PEO in fiscal year 2025 effective from May 14, 2024.

(2)	These amounts reflect compensation of Mr. Merryman who resigned as the Company’s Interim President and Chief Executive Officer effective May 9, 2022.
(3)	These amounts reflect compensation of Mr. Sarlls who was appointed the Company’s Chief Executive Officer effective May 9, 2022 until January 27, 2024.
(4)

Non-PEO NEOs for fiscal year 2023 were Edward L. Dudley, our former Senior Vice President — Sales and Marketing, and Gregory L. Pope, Sr., our former Senior Vice President — Franchise Development. Non-PEO NEOs for fiscal year 2024 were A. Allen Arroyo Chief Financial Officer, Ryan McGrath Senior VP – Information Technology, Kara Conklin VP Franchise Development, and Donna Coupe VP Franchisee Support and Training.

(5)

The amounts reported represent the “compensation actually paid” to PEO 1, computed in accordance with Item 402(v) of Regulation S-K, but do not reflect the actual amount of compensation earned by or paid to PEO 1 in the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to the amount reported for our principal in the “Total” column of the Summary Compensation Table for each year to calculate compensation actually paid.

(6)	The amounts reported represent the sum of the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable fiscal year.
(7)

The equity award adjustments for each fiscal year include the following: (i) the addition (or subtraction, if applicable) of the year-end fair value of any equity awards granted in the year that are outstanding and unvested as of the end of the year; (ii) for any awards granted in prior years that are outstanding and unvested as of the end of the fiscal year, the addition (or subtraction, if applicable) of the change in fair value of between the end of the prior fiscal year and the end of the applicable fiscal year; (iii) for awards that are granted and vest in the same fiscal year, the addition of the fair value of such awards as of the vesting date; (iv) for awards granted in prior years that vest during the fiscal year, the addition (or subtraction, if applicable) of the change in fair value between the end of the prior fiscal year and the vesting date of such awards; (v) for awards granted in prior years that fail to meet the applicable vesting conditions during the fiscal year, the subtraction of the fair value of such awards at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on such awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of the amount reported in the “Total” column of the Summary Compensation Table for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

PEO 1:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2025	$-	$-	$-	$-	$-	$-	$-
2024	$-	$-	$-	$-	$-	$-	$-
2023	$-	$-	$-	$-	$-	$-	$-

PEO 2:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2025	$-	$-	$-	$-	$-	$-	$-
2024	$-	$-	$-	$-	$-	$-	$-
2023	$-	$-	$-	$291.69	$-	$-	$291.69

PEO 3:

Year	Year End Fair Value of Equity Awards		Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2025		$-	$-	$-	$(2,920)	$(382,919)	$-	$(385,839)
2024	$	$ 417,729	$-	$-	$-	$-	$-	$-
2023		$-	$-	$-	$-	$-	$-	$-

PEO 4:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2025	$128,661	$-	$67,064	$-	$-	$-	$195,725
2024	$-	$-	$-	$-	$-	$-	$-
2023	$-	$-	$-	$-	$-	$-	$-

(8)

The amounts reported represent the “compensation actually paid” to PEOs, computed in accordance with Item 402(v) of Regulation S-K, but do not reflect the actual amount of compensation earned by or paid to PEOs in the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to the amount reported for our principal in the “Total” column of the Summary Compensation Table for each year to calculate compensation actually paid.

(9)

The amounts reported represent the “compensation actually paid” to our Non-PEO NEOs, computed in accordance with Item 402(v) of Regulation S-K, but do not reflect the actual amount of compensation earned by or paid to our Non-PEO NEOs in the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to the amount reported for our principal in the “Total” column of the Summary Compensation Table for each year to calculate compensation actually paid. The amounts deducted or added in calculating the equity award adjustments are as follows:

Average of Non-PEO NEOs

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2025	$18,492	$-	$4,946	$-	$(82,734)	$-	$(59,246)
2024	$-	$-	$-	$-	$-	$-	$-
2023	$-	$-	$-	$-	$-	$-	$-

(10)

TSR is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(11)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.

Relationship between Compensation Actually Paid for PEO and Non-PEO NEOs (Average) vs. Total Shareholder Return

The following chart shows the relationship between the compensation actually paid to our PEOs and the average of the compensation actually paid to Non-PEO NEOs, with our cumulative TSR for the fiscal years ended February 28, 2025 and February 29, 2024. TSR amounts reported in the graph assume an initial fixed investment of $100 on February 29, 2024.

Relationship between Compensation Actually Paid for PEO and Non-PEO NEOs (Average) vs. Net Income

The following chart shows the relationship between Compensation Actually Paid to our PEOs and Average Compensation Actually Paid to our Non-PEO NEOs, and Net Income.

Relationship between Compensation Actually Paid for PEO and Non-PEO NEOs (Average) vs. Earnings Per Share

The following chart shows the relationship between Compensation Actually Paid to our PEOs and Average Compensation Actually Paid to our Non-PEO NEOs, and our Earnings Per Share.

Compensation Recovery (Clawback)

In November 2023, the Compensation Committee adopted our Clawback Policy, filed as Exhibit 97.1 to our Annual Report on Form 10-K filed on June 13, 2024, in accordance with the SEC and Nasdaq requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act. This policy provides for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement, in accordance with such SEC and Nasdaq requirements.

The Company’s Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not have any formal policy that requires us to grant, or avoid granting, equity-based compensation to our executive officers at certain times. It is the Compensation Committee’s practice to generally avoid granting equity awards during periods in which there is material non-public information about the Company. As a result, in all cases, the timing of grants of equity awards, including stock options, occurs independent of the release of any material nonpublic information. We do not time the disclosure of material nonpublic information for the purpose of affecting the value of equity-based compensation. No stock options were issued to directors or executive officers in fiscal 2025 during any period beginning four business days before the filing or furnishing of a periodic report or current report disclosing material non-public information and ending one business day after the filing or furnishing of such report with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock by (i) each of our directors and director nominees, (ii) each of our named executive officers named in the Summary Compensation Table under “Executive Compensation,” (iii) all our directors, director nominees and executive officers as a group, and (iv) each person or group known by us to own more than 5% of our common stock The percentages reflect beneficial ownership, as determined in accordance with the SEC’s rules, as of May 30, 2025 and are based on 7,765,486 shares of common stock outstanding as of May 30, 2025. Except as noted below, the address for all beneficial owners in the table below is c/o Rocky Mountain Chocolate Factory, Inc., 265 Turner Drive, Durango, Colorado 81303.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors and Named Executive Officers:
Steven L. Craig	283,419	3.6%
Jeffrey R. Geygan(2)(3)	1,886,950	24.3%
Al Harper(4)	1,017,120	13.1%
Mel Keating	15,209	*
Brian Quinn	11,091	*
Carrie Cass	9,333	*
Ryan McGrath	12,000	*
Starlette B. Johnson	18,658	*
Allen Arroyo	19,645	*
All directors, director nominees and executive officers as a group (9 persons)	3,273,425	42.2%
Greater than 5% Stockholders
Persons and entities affiliated with Global Value Investment Corp.(3)	1,886,950	24.3%
American Heritage Railways, Inc.(4)	1,000,000	12.9%
Wax Asset Management, LLC(5)	396,189	5.1%
Bradley L. Radoff(6)	452,548	5.8%

*	Represents less than 1% of the number of shares of our common stock outstanding as of May 30, 2025.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon vesting of shares of restricted stock held by the respective person or group that will vest within 60 days of May 30, 2025 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of May 30, 2025.

(2)

Includes (i) 31,120 shares of common stock, and (ii) 1,407,826 shares of common stock through Global Value Investment Corp. and its affiliates, including shares of common stock that may be deemed to be indirectly beneficially owned by Global Value Investment Corp, which Mr. Geygan, as chief executive officer and principal of Global Value Investment Corp., may be deemed to beneficially own. See footnote 3.

(3)

Based on the information contained in a filing on Schedule 13D/A filed with the SEC on November 29, 2024. Consists of 1,886,950 shares held by Global Value Investment Corp. (“GVIC”), GVP 2021-A, L.P., Jeffrey Geygan; Stacy A. Wilke; Kathleen M. Geygan; and Shawn G. Rice (collectively, “GVIC Affiliates”). GVIC serves as investment adviser to the GVIC Affiliates, and may be deemed to have beneficial ownership over the shares of common stock held for the GVIC Affiliates. GVIC is the sole member of GVP 2021-A, L.L.C., which is the general partner of GVP 2021-A, L.P, and may be deemed to have beneficial ownership over the shares of common stock held by GVP 2021-A, L.P. Mr. Jeffrey Geygan, Mr. James Geygan, Ms. Wilke, Ms. Geygan, and Mr. Rice each own shares of common stock in their individual capacities, and these shares may be deemed to be indirectly beneficial owned by GVIC. Mr. Jeffrey Geygan, Mr. James Geygan, Ms. Geygan, and Mr. Rice are the directors of GVIC. Mr. James Geygan and Ms. Wilke are the executive officers of GVIC. As a result of his ownership interest in GVIC, Mr. Jeffrey Geygan, the Interim Chief Executive Officer of the Company, is the controlling person of GVIC. Mr. Jeffrey Geygan is also the controlling person of GVP 2021-A, L.L.C., which is the general partner of GVP 2021-A, L.P. The address of Global Value Investment Corp. is 1433 N. Water Street, Suite 400, Milwaukee, Wisconsin 53202.

(4)

Based solely on the information contained in a filing on Schedule 13D filed with the SEC on August 28, 2024. Allen C. Harper, a director of the Company, is the chief executive officer, director, and controlling shareholder of American Heritage Railways, Inc. and shares voting and dispositive power over the shares held by such entity. The address of American Heritage Railways, Inc. is 479 Main Avenue, Durango, CO 81301.

(5)	Based solely on the information contained in a filing on Schedule 13G/A filed with the SEC on February 11, 2025. The address of Wax Asset Management, LLC is 44 Cherry Lane, Madison, CT 06443.
(6)	Based solely on the information contained in a filing on Schedule 13D/A filed with the SEC on October 25, 2024. The address of Mr. Radoff is 2727 Kirby Drive, Unit 29L, Houston, Texas 77098.

Changes in Control

We are not aware of or a party to any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC.

Based solely upon a review of Forms 3 and 4 (and amendments thereto) and written representations furnished to us during the most recent fiscal year, no person who at any time during the fiscal year was a director, officer, or beneficial owner of more than 10% of any class of our equity securities failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act during our most recent fiscal year, with the exceptions noted below:

• Form 4 filed for Carrie Cass on June 17, 2025 reporting a grant of 28,000 restricted stock units on September 5, 2024.

• Form 3 filed for Allen C. Harper on January 3, 2025, reporting initial beneficial ownership of securities upon appointment to the Board of Directors on November 26, 2024.

• Form 3 filed for Melvin L. Keating on December 12, 2024, reporting initial beneficial ownership of securities upon appointment to the Board of Directors on November 26, 2024.

• Form 3 filed on August 30, 2024 for American Heritage Railways, Inc., reporting ownership of 1,000,000 shares of common stock as of August 6, 2024.

• Form 3 filed for Charles B. Arnold on July 25, 2024, reporting initial beneficial ownership of securities upon appointment to the Board of Directors on June 25, 2024.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the Company’s equity compensation plan, as of February 28, 2025, which consists solely of the Company’s 2024 Omnibus Incentive Compensation Plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(2)
Equity compensation plans approved by the Company’s stockholders	235,664	-	656,465
Equity compensation plans not approved by the Company’s stockholders	-	-	-
Total	235,664	-	656,465

(1)	Awards outstanding under the 2024 Omnibus Incentive Compensation Plan as of February 28, 2025 consist of 235,664 unvested restricted stock units.
(2)

Represents shares remaining available under the 2024 Omnibus Incentive Compensation Plan. Shares available for future issuances under the 2024 Omnibus Incentive Compensation Plan may be issued in the form of stock options, stock appreciation rights, restricted stock and stock units, performance shares and performance units, and other stock and cash-based awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Transactions with Related Persons

The Board has adopted a Related Party Transaction Policy setting forth the policies and procedures for the review and approval or ratification of related-party transactions. This policy covers any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related party had or will have a direct or indirect material interest, as determined by the Audit Committee of the Board, including, without limitation, purchases of products or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party. The text of the Related Party Transaction Policy is available under the “Governance” tab on the “Investors” section of our website at www.rmcf.com.

Related Person Transactions

Other than the transactions set forth below and equity and other compensation, termination, change of control and other arrangements, which are described under “Executive Compensation” and “Director Compensation,” respectively, since March 1, 2023 there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Debt Transaction

On September 30, 2024, the Company repaid the amount owed under its credit agreement with Wells Fargo Bank N.A. and entered into a new credit agreement (the “Credit Agreement”) with RMC Credit Facility, LLC (“RMC”). Pursuant to the Credit Agreement, the Company received an advance in the principal amount of $6.0 million, which advance is evidenced by a promissory note (the “Note”). The Note will mature on September 30, 2027 (the “Maturity Date”), and interest will accrue at a rate of 12% per annum and is payable monthly in arrears. All outstanding principal and interest will be due on the Maturity Date. RMC is a special purpose investment entity affiliated with Steven L. Craig, one of the members of the Board.

Equity Issuance

On August 5, 2024, the Company entered into securities purchase agreements with Steven L. Craig and Al Harper, existing directors of the Company, pursuant to which, among other things, Messrs. Craig and Harper agreed to subscribe for and purchase, and the Company agreed to issue and sell in a private placement, an aggregate of 1,250,000 of shares of the Company’s common stock at a price per share equal to $1.75, for total proceeds of approximately $2.2 million. On September 5, 2024, the Company filed a Form S-1 registering the shares sold in the private placement. The Form S-1 was declared effective by the SEC on October 9, 2024.

Cooperation Agreement

On November 26, 2024, the Company entered into a letter agreement with Global Value Investment Corp. (“GVIC”). Jeffrey R. Geygan, the Chair of the Board and current Interim Chief Executive Officer, was the previous chief executive officer and principal of GVIC. As a result of his ownership interest in GVIC, Mr. Geygan is the controlling person of GVIC. The negotiation of the letter agreement was overseen by an ad hoc committee of disinterested directors of the Company. Mr. Geygan was not a member of that committee. The agreement provides that GVIC will have the right to designate one individual to the Board of Directors. In addition, the Company will cooperate in good faith with GVIC to mutually agree upon one additional individual to serve as an independent director on the Board. For the period from the effective date of the agreement continuing through the day that is 15 days prior to the deadline for submission of stockholder proposals for the Company’s 2027 annual meeting of stockholders (the "Restricted Period"), the Board will have no more than seven members. Also, if at any time during the Restricted Period GVIC no longer beneficially owns shares of the Company’s common stock representing in the aggregate more than 10% of the Company’s common stock then-outstanding, then its designated Board member will promptly offer to resign from the Board.

INDEPENDENT AUDITORS AND RELATED FEES

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, approving fees and overseeing the working of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered accounting firm for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee, or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures.

Change in Independent Registered Public Accounting Firm

As previously disclosed, on August 15, 2023, the Audit Committee received notice from Plante & Moran, PLLC (“Plante Moran”), the Company’s independent registered public accounting firm, regarding Plante Moran’s decision to not stand for re-election as the Company’s independent registered public accounting firm. Notwithstanding the foregoing, Plante Moran continued to provide services through the completion of its review of the Company’s consolidated financial statements for the three and six months ended August 31, 2023.

Effective with the filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2023 with the SEC on October 16, 2023, Plante Moran resigned as the Company’s independent registered public accounting firm.

The reports of Plante Moran on the consolidated financial statements of the Company as of and for the years ended February 28, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

Additionally, during the years ended February 28, 2023 and 2022 and through October 16, 2023, there were no disagreements between the Company and Plante Moran on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Plante Moran, would have caused Plante Moran to make reference to the subject matter of the disagreements in connection with its reports for such fiscal years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except for the disclosure of the material weakness in the Company's internal controls over financial reporting as disclosed in Part II, Item 9A of the Company's Annual Report on Form 10-K for the year ended February 28, 2023.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided Plante Moran with a copy of the foregoing disclosures and requested Plante Moran furnish it a letter addressed to the SEC stating whether it agrees with the foregoing disclosures. A copy of that letter, dated October 19, 2023, is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on October 20, 2023.

The Audit Committee conducted a competitive selection process to determine the Company’s independent registered public accounting firm for the year ending February 29, 2024. On October 18, 2023, following the completion of such process, the Audit Committee appointed CohnReznick LLP (“CohnReznick”) as the Company’s independent registered public accounting firm for the year ending February 29, 2024.

During the years ended February 28, 2023 and 2022 and subsequent interim period from March 1, 2023 to October 18, 2023, neither the Company nor anyone on its behalf consulted CohnReznick regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that CohnReznick concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided CohnReznick with a copy of the foregoing disclosures and requested CohnReznick furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated October 20, 2023, is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on October 20, 2023.

Principal Accountant Fees and Services

The following table shows the aggregate fees paid or accrued by the Company to our independent auditor, Plante & Moran, PLLC for the audit and other services provided in fiscal year 2025 and fiscal year 2024:

	2025	2024
Audit Fees	-	$49,600
Audit-related Fees	-	-
Tax Fees	-	-
Total	-	$49,600

The following table shows the aggregate fees paid or accrued by the Company to our independent auditor, CohnReznick LLP for the audit and other services provided in fiscal year 2025 and fiscal year 2024:

	2025	2024
Audit Fees	$389,350	$326,454
Audit-related Fees	-	-
Tax Fees	$92,300	$86,000
Total	$481,650	$412,454

Audit Fees

Audit fees in fiscal year 2025 and fiscal year 2024 consist of fees billed for the audit of our annual financial statements and the review of the interim financial statements.

Audit-Related Fees

Audit-related fees in fiscal year 2025 and fiscal year 2024 consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, audits of the Company’s benefit plans, and additional compliance procedures related to performance of the review or audit of the Company’s financial statements, and accounting consultations about the application of generally accepted accounting principles to proposed transactions. These services support the evaluation of the effectiveness of internal controls.

Tax Fees

Tax fees in fiscal year 2025 and fiscal year 2024 consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning services.

REPORT OF THE AUDIT COMMITTEE

The following is the report of our Audit Committee with respect to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2025, filed with the SEC on June 20, 2025 (the “Annual Report”). The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Review and Discussions with Management and Independent Accountants

Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company, and we may not be, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and on the representations of the independent registered public accounting firm included in the report on the Company’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB or that the Company’s independent registered public accounting firm is in fact “independent.”

The Audit Committee has met and held discussions separately with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s audited financial statements for the fiscal year ended February 28, 2025 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The independent registered public accounting firm also provided to the Audit Committee the written disclosure and letter required by applicable requirements of the PCAOB regarding the independent accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm the firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions described above, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended February 28, 2025 filed with the SEC.

Submitted by the Audit Committee

Audit Committee:

Mel Keating
Al Harper
Brian Quinn

PROPOSALS TO BE VOTED ON

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders will vote on the election of five director nominees, Steven L. Craig, Jeffrey R. Geygan, Al Harper, Mel Keating, and Brian Quinn, each to serve until our 2026 Annual Meeting and until their respective successors are elected and qualified. The Board has unanimously nominated each of our five existing directors for election to the Board at the Annual Meeting.

All of our nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute as the Company may designate, unless a contrary instruction is indicated in the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF OUR DIRECTOR NOMINEES.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF COHNREZNICK LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected CohnReznick LLP as the Company’s independent registered public accounting firm to audit our financial statements for the fiscal year ending February 28, 2026. Although stockholder approval for this appointment is not required, the Audit Committee and the Board are submitting the selection of CohnReznick LLP for ratification to obtain the views of stockholders and as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain CohnReznick LLP.

Representatives of CohnReznick LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF COHNREZNICK LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2026.

PROPOSAL THREE: APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are offering our stockholders an opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement, as required by Section 14A of the Securities Exchange Act (commonly referred to as a “say-on-pay” vote). The say-on-pay vote gives you as a stockholder the opportunity to express your views regarding the compensation of our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement. The Board of Directors and our Compensation Committee value the opinion of our stockholders and will take into account the outcome of the vote when considering future executive compensation elements and the overall program design, as it relates to our named executive officers. We will hold this vote on an annual basis.

Our Compensation Committee believes that the objectives of our executive compensation program, as it relates to our named executive officers, are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition, our Compensation Committee believes that our executive compensation program, as it relates to our named executive officers, achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our named executive officers and our stockholders. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers. This advisory vote is not intended to be limited or specific to any particular element of compensation, but rather to cover the overall compensation of our named executive officers and the compensation policies and practices described in this Proxy Statement as it relates to our named executive officers.

Prior to casting your vote on this proposal, you are encouraged to read this Proxy Statement, and in particular the section entitled “Executive Compensation,” including the compensation tables and narrative discussion, for a more detailed discussion of our compensation philosophy, objectives and programs.

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and any other related disclosure in the proxy statement.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE, IN AN ADVISORY MANNER, FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

The Company is not aware of any matter to be acted upon at the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matter properly comes before the Annual Meeting, the proxy holders will vote the proxies thereon in accordance with their best judgment on such matter.

STOCKHOLDER PROPOSALS AND NOMINEES FOR 2026 ANNUAL MEETING

Deadlines for Submitting Stockholder Proposals and Director Nominations

Any proposal that a stockholder wishes to have considered for inclusion in our 2026 proxy materials pursuant to SEC Rule 14a-8 must be received by us at the address below on or before March 2, 2026.

If a stockholder or group of stockholders wishes to nominate one or more director candidates to be included in our proxy statement for the next annual meeting of stockholders through our proxy access bylaw provision, we must receive proper written notice of the nomination not later than 120 days or earlier than 150 days before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) in connection with the Annual Meeting, or between January 31, 2026 and March 2, 2026. In the event that the next annual meeting of stockholders is more than 30 days before or after August 12, 2025, the notice must be delivered no earlier than the 150th day prior to such meeting and no later than the 120th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made. In addition, the nomination must otherwise comply with the requirements in our Bylaws. The requirements of such notice can be found in our Bylaws, a copy of which is available under the “Governance” tab on the “Investors” section of our website at www.rmcf.com.

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2026 annual meeting of stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to and received by the Company at our principal executive offices not less than 90 days or more than 120 days prior to the one-year anniversary of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal must be received between April 14, 2026 and the close of business on May 14, 2026. However, subject to the last sentence of this paragraph, in the event that the next annual meeting of stockholders is convened more than 30 days prior to or delayed by more than 30 days after August 12, 2026, notice by the stockholder to be timely must be received not later than the close of business on the later of the (i) 90th day prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of the next annual meeting of stockholders is first made. In no event shall an adjournment or postponement of the 2026 annual meeting of stockholders for which notice has been given, commence a new time period for the giving of a stockholder’s notice. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 13, 2026.

All stockholder director nominations and proposals must comply with the procedures outlined in our Bylaws and in SEC regulations regarding the inclusion of stockholder director nominations and proposals in company-sponsored proxy materials. Stockholder director nominations and proposals must be submitted in writing to the Company at our principal executive offices at 265 Turner Drive, Durango, Colorado 81303.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended February 28, 2025, filed with the SEC on June 20, 2025, is being made available to stockholders along with this proxy statement at http://www.edocumentview.com/RMCF. The Annual Report on Form 10-K includes our audited financial statements and the financial statement schedule. Stockholders may request to receive an additional copy of our Annual Report on Form 10-K, as amended, including our audited financial statements and the financial statement schedule, at no charge by writing to the Company at our principal executive offices at 265 Turner Drive, Durango, Colorado 81303.

HOUSEHOLDING

Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another holder of our common stock may only be sent one set of proxy materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials was delivered. If you wish to receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, please contact the Company in writing, at 265 Turner Drive, Durango, Colorado 81303, or by telephone at (970) 259-0554.

ROCKY MOUNTAIN CHOCOLATE FACTORY

VOTE

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Your vote matters – here's how to vote!

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Elect five Directors:

	For	Withhold
01 - Steven L. Craig	☐	☐
02 - Jeffrey R. Geygan	☐	☐
03 - Al Harper	☐	☐
04 - Mel Keating	☐	☐
05 - Brian Quinn	☐	☐

Each of the above-named attorneys and proxies (or his or her substitute) is authorized to vote in his or her discretion upon such other business as may properly come before the meeting or any adjournment thereof.

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Rocky Mountain Chocolate Factory, Inc.

Meeting Details
August 12, 2025, 9:00 a.m. (Mountain Time)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JEFFREY R. GEYGAN AND CARRIE CASS, and each of them, as the undersigned's attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as directed below, all the shares of Common Stock of ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. (the "Company") held of record by the undersigned on June 27, 2025, at the annual meeting of stockholders to be held on August 12, 2025 or any adjournment thereof.

Please mark boxes in black ink.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AS DIRECTORS, FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF COHNREZNICK LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2026, FOR THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AND AS THE PROXY HOLDER MAY DETERMINE IN HIS OR HER DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.**

(Continued and to be voted on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.